Exhibit 10

Compensation of Named Executive Officers

Our Chairman, Thomas J Fitzmyers, is an at-will employee.  We do not have a written employment contract with him.  We or Mr. Fitzmyers can terminate the employment relationship at any time, for any reason, with or without cause.  For 2012, we have changed Mr. Fitzmyers’ annual salary and expect to contribute to his defined contribution profit sharing trust account, as follows:

		Estimated
		Profit Sharing
	2012	Trust
	Salary	Contribution{1}

Thomas J Fitzmyers Chairman of the Board	$222,814	$22,281

{1}      We will, in 2012 and 2013, contribute to Mr. Fitzmyers’ profit sharing trust account a total of 10% of his salary plus a pro rata share of forfeitures by other participants. The estimate in this table assume that no forfeitures will occur.

The 2012 salary represents a 17% decrease for Mr. Fitzmyers from his 2012 salary disclosed in our report on Form 8-K filed February 2, 2012.

Mr. Fitzmyers participates in our Executive Officer Cash Profit Sharing Plan, which is designed to reward him with quarterly cash bonuses based on operating profit for Simpson Strong-Tie Company Inc. less a return on assets, as established by our Board of Directors.  For this purpose, we generally define operating profit as:

Income from operations of Simpson Strong-Tie Company Inc.

Plus:	Stock compensation charges
Certain incentive compensation and commissions
Salaried pension contributions
Self-insured workers’ compensation costs

Equals:	Operating profit

Once we determine the operating profit, we subtract qualifying levels based on a specified return on assets (also as established by our Board of Directors) to determine the pool of profit available to our participating employees, including Mr. Fitzmyers.  We generally determine the return on assets as follows:

Average assets of Simpson Strong-Tie Company Inc., net of specified liabilities, for the 3 months ending on the last day of the second month of the quarter

Less:	Cash
Real estate
Acquired assets (excluding cash, real estate, goodwill and indefinite lived intangible assets) based on tiered phase-in schedule
Goodwill and indefinite lived intangible assets
Self-Insured workers’ compensation reserves

Multiplied by:	Specified return percentage for Simpson Strong-Tie Company Inc.

Equals:	Qualifying level

Based on our operating profit each quarter, Mr. Fitzmyers may receive payouts after our quarterly earnings are announced to the public. Whether or not we pay amounts in any quarter under the Executive Officer Cash Profit Sharing Plan does not affect Mr. Fitzmyers’ ability to earn amounts in any other quarter. If the operating profit is lower or higher than the targeted operating profit, the payout will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For 2012, the operating profit goal and qualifying level are unchanged from those previously reported, but Mr. Fitzmyers’ participation in the pool of profit available was reduced for the second half of the year. The targeted payout, as reported and as reduced, as well as including the actual payouts received so far in 2012, are as follows:

Targeted Payout{1}		Including
As		Actual
Previously	As	Year-to-Date
Reported	Reduced	Payout{2}
$640,000	$575,000	$667,000

{1}      The targeted payout is the amount that may be paid for the full year 2012 if operating profit goals established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

{2}      Includes amounts paid in February 2012 and April 2012 plus the targeted payout that may be paid in July 2012 and October 2012.

Mr. Fitzmyers also participates in our 2011 Incentive Plan.  Whether we award restricted stock units under our 2011 Incentive Plan each year depends on whether we meet the applicable operating profit goal for the preceding year.  If we do not achieve the applicable operating profit goal for a year, we do not award restricted stock units for that year.  If we achieve our operating profit goals for 2012, computed as income from operations plus stock compensation charges, certain incentive compensation and commissions, salaried pension contributions and self-insured workers’ compensation costs, we anticipate awarding 3,865 restricted stock units to Mr. Fitzmyers. The operating profit goal and the number of restricted stock units are unchanged from the amounts that were previously disclosed.

We also pay allowances for travel costs. Mr. Fitzmyers receives compensation for the cost to hire an airplane for travel between his home and our offices or for business travel.  We compute the cost of the use of airplanes using the Standard Industrial Fare Level tables in the applicable Internal Revenue Service Regulations. We estimate our cost for this allowance for 2012 will be approximately $665,000, although the amount of compensation to be recognized by Mr. Fitzmyers under the Internal Revenue Service regulations may be less, depending on the extent of the use of the airplane for business travel. This arrangement is unchanged from that previously disclosed.

Compensation of Directors

We pay each of our directors whom we do not compensate as an officer or employee —

•                  an annual retainer of $40,000,

•                  a fee of $2,000 for attending in person each meeting of our Board of Directors or attending by telephone a meeting that is scheduled to be held by telephone conference,

•                  a fee of $2,000 for attending in person each committee meeting held on a day when our Board of Directors does not meet, whether or not he or she is a member of the committee,

•                  a fee of $1,000 for each committee meeting he or she attends in person on the same day as a meeting of our Board of Directors or another committee, whether or not he or she is a member of the committee, and

•                  a fee of half the normal fee for each Board of Directors or committee meeting he or she attends by telephone, unless it is scheduled to be held by telephone conference.

We pay the Lead Independent Director an additional annual fee of $10,000. We pay the Chair of the Audit Committee an additional annual fee of $8,000.  We pay the Chair of each of the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $4,000.  We reimburse outside directors for expenses that they incur in attending Board of Directors and committee meetings and educational programs.  We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Each of our independent directors is eligible to receive 1,425 restricted stock units under our 2011 Incentive Plan for each year that we meet our annual operating profit goal.  The operating profit goal for awards for our independent directors is the same as the operating profit goal for awards to our Named Executive Officers.